Exhibit 10.15

Summary of Compensation of Named Executive Officers

Name	Base Salary
Thomas E. Gottwald President and Chief Executive Officer	$775,000

C. S. Warren Huang President of Afton Chemical Corporation	$630,000

Stephen M. Edmonds Vice President and General Counsel	$310,300

Bruce R. Hazelgrove, III Vice President, Corporate Resources	$309,800

David A. Fiorenza Vice President, Treasurer and Principal Financial Officer	$307,800